4602 East Thomas Road
Phoenix, Arizona 85018
Telephone: (602) 437-5400
Fax: (602) 437-1681

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 826-5051	Chief Executive Officer
info@BerkmanAssociates.com	www.meadowvalley.com

Meadow Valley Third Quarter Net Income
Increased to $0.43 Per Share Versus $0.21 Per Share
     PHOENIX, ARIZONA, November 12, 2008 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced operating results for the third quarter and first nine months of 2008.
Third Quarter Results
     For the three months ended September 30, 2008, total revenue increased 10.8% to $60.8 million compared to $54.9 million for the third quarter of 2007. Construction services revenue increased 24.2% to $44.5 million compared to $35.9 million for the same period last year, driven by scheduled progress on the higher value of construction projects in backlog at the beginning of this year’s third quarter as compared to last year. Construction materials revenue decreased 14.0% to $16.1 million compared to $18.7 million for last year’s third quarter, the result of continued weakness in residential construction in Meadow Valley’s Phoenix, Arizona and Las Vegas, Nevada metropolitan markets. Construction materials testing revenue decreased 33.5% to $0.2 million for this year’s third quarter compared to $0.3 million for the same period last year.
     Gross margin for the third quarter of 2008 increased to 12.7% compared to 8.0% for the third quarter of 2007. Construction services gross margin was $7.8 million, or 17.4% of construction services revenue, compared to $3.3 million, or 9.1% of construction services revenue, for the same period last year. Construction services gross margin for this year’s third quarter was positively affected by the settlement announced on September 9, 2008 of all claims related to the completed Gooseberry project. Gross margin for this year’s third quarter included net claims proceeds received in excess of amounts previously recorded as claims receivable of approximately $2.3 million. Construction materials gross margin was 0.1% compared to 6.0% for the same period last year.
     Net income after minority interest for the third quarter of 2008 increased 107.4% to $2.3 million, or $0.43 per diluted share. This compares to net income after minority interest for the third quarter of 2007 of $1.1 million, or $0.21 per diluted share. At September 30, 2008, Meadow Valley owned 2,645,212 shares, or approximately 69%, of the outstanding common stock of Ready Mix, Inc. (AMEX: RMX). Accordingly, Ready Mix, Inc.’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
     Construction services backlog at September 30, 2008 increased 63.4% to $145.1 million compared to backlog of $88.8 million at September 30, 2007.
Nine Months Results
     For the nine months ended September 30, 2008, total revenue increased 14.1% to $178.2 million compared to $156.2 million for the first nine months of 2007. Construction services revenue increased 35.5% to $128.7
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Meadow Valley Third Quarter Net Income Increased to $0.43 Per Share Versus $0.21 Per Share
November 12, 2008
Page Two
million compared to $94.9 million for the same period last year, construction materials revenue decreased 19.6% to $48.7 million compared to $60.5 million for the same period last year, and construction materials testing revenue increased 15.3% to $0.9 million compared to $0.7 million for the same period last year.
     Net income after minority interest for the nine months ended September 30, 2008 increased 87.2% to $4.7 million, or $0.88 per diluted share. This compares to net income after minority interest of $2.5 million, or $0.47 per diluted share, for the nine months ended September 30, 2007.
Balance Sheet Highlights
     At September 30 2008, Meadow Valley reported working capital of $28.5 million, including cash, cash equivalents and restricted cash of $42.9 million. At December 31, 2007, working capital was $23.0 million, including cash, cash equivalents and restricted cash of $28.5 million. Stockholders’ equity increased to $39.7 million at September 30, 2008 compared to $34.5 million at December 31, 2007.
Definitive Agreement to be Acquired
     As announced on July 28, 2008, Meadow Valley has entered into a definitive merger agreement to be acquired by an affiliate of Insight Equity I LP, Dallas, Texas. Under the merger agreement, all of the outstanding shares of Meadow Valley Corporation will be acquired for $11.25 per share, without interest in cash.
     In accordance with the merger agreement, the Special Committee of Meadow Valley’s Board of Directors, with the assistance of its advisors, conducted a market test for 45 days by soliciting superior proposals from other parties. The solicitation of proposals resulted in no superior proposals or alternative transactions.
     The transaction is subject to several closing conditions, including the approval of Meadow Valley’s stockholders. The Company filed its preliminary proxy statement on Schedule 14A and other materials with the SEC on September 19, 2008 pursuant to the merger agreement. Following completion of the SEC’s review of these filings, the Company intends to file a definitive proxy statement and schedule a special meeting of shareholders to consider and vote on the merger agreement.
Conference Call
     Meadow Valley has scheduled a conference call today at 11:00 a.m. EST. To participate in the call, dial (212) 231-2912 and ask for the Meadow Valley conference call, reservation #21397158. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.meadowvalley.com. A replay will be available after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation # 21397158 after 1:00 p.m. EDT.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
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Meadow Valley Third Quarter Net Income Increased to $0.43 Per Share Versus $0.21 Per Share
November 12, 2008
Page Three
Additional Information about the Merger and Where to Find It
     In connection with our proposed merger, a preliminary proxy statement and other materials were filed by Meadow Valley with the SEC on September 19, 2008. These materials were amended by our filings with the SEC on October 27, 2008 and on November 10, 2008. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEADOW VALLEY AND THE PROPOSED MERGER. Investors will be able to obtain free copies of the definitive proxy statement (when available) as well as other documents filed with the SEC containing information about Meadow Valley at www.sec.gov, the SEC’s free internet site. Free copies of Meadow Valley’s SEC filings are also available on Meadow Valley’s internet site at www.meadowvalley.com. Furthermore, investors may obtain free copies of Meadow Valley’s SEC filings by directing such request to Meadow Valley Corporation, Attn: Corporate Secretary, 4602 East Thomas Road, Phoenix, Arizona 85018 or by requesting the same via telephone at (602) 437-5400.
Participants in the Solicitation
     Meadow Valley and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Meadow Valley’s stockholders with respect to the proposed merger. Information regarding the officers and directors of Meadow Valley is included in its Annual Report on Form 10-K/A filed with the SEC on April 29, 2008. MORE DETAILED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS, AND THEIR DIRECT OR INDIRECT INTERESTS IN THE PROPOSED MERGER, BY SECURITIES HOLDINGS OR OTHERWISE, WILL BE SET FORTH IN THE PROXY STATEMENT AND OTHER MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed acquisition based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or a change in the terms of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the merger agreement, (3) the inability to complete the merger due to the failure to obtain stockholder approval or satisfy other conditions to the closing of the merger, (4) failure of any party to the merger agreement to abide by the terms of that agreement, (5) risks that the proposed transaction, including the uncertainty surrounding the closing of the transaction, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) conflicts of interest that may exist between members of management who will be participating in the ownership of the Company following the closing of the transaction and (7) the amount of the costs, fees, expenses and charges related to the merger, including the impact of any termination fees the Company may incur, which may be substantial. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes because of changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission (“SEC”) filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Construction services	$44,528,164	$35,863,460	$128,669,078	$94,925,171
Construction materials	16,088,023	18,705,892	48,683,689	60,520,249
Construction materials testing	213,990	321,989	859,371	745,597

Total revenue	60,830,177	54,891,341	178,212,138	156,191,017

Cost of revenue:
Construction services	36,759,766	32,606,003	113,020,399	87,271,446
Construction materials	16,065,321	17,591,342	48,380,164	54,947,266
Construction materials testing	266,273	316,453	724,636	843,492

Total cost of revenue	53,091,360	50,513,798	162,125,199	143,062,204

Gross profit	7,738,817	4,377,543	16,086,939	13,128,813

General and administrative expenses	4,594,949	3,060,221	10,060,044	9,282,720

Income from operations	3,143,868	1,317,322	6,026,895	3,846,093

Other income (expense):
Interest income	172,560	395,861	608,692	1,164,024
Interest expense	(33,727)	(50,156)	(101,231)	(196,421)
Other income (expense)	12,702	131,651	(65,278)	297,501

	151,535	477,356	442,183	1,265,104

Income before income taxes and minority interest in consolidated subsidiary	3,295,403	1,794,678	6,469,078	5,111,197

Income tax expense	(1,185,265)	(663,855)	(2,328,868)	(1,893,532)

Income before minority interest in consolidated subsidiary	2,110,138	1,130,823	4,140,210	3,217,665

Minority interest in consolidated subsidiary	185,435	(23,851)	526,754	(724,327)

Net income	$2,295,573	$1,106,972	$4,666,964	$2,493,338

Basic net income per common share	$0.44	$0.22	$0.90	$0.49

Diluted net income per common share	$0.43	$0.21	$0.88	$0.47

Weighted average common shares outstanding
Basic	5,179,589	5,130,980	5,168,723	5,126,690

Diluted	5,319,710	5,310,448	5,312,188	5,306,868

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets:

Current assets:
Cash and cash equivalents	$42,916,728	$28,146,028
Restricted cash	246	327,886
Accounts receivable, net	30,102,446	28,565,983
Prepaid expenses and other	1,293,182	2,973,664
Inventory, net	1,745,632	1,232,478
Costs and estimated earnings in excess of billings on uncompleted contracts	255,085	567,013
Note receivable	114,181	110,824
Deferred tax asset	658,334	580,103

Total current assets	77,085,834	62,503,979

Property and equipment, net	33,818,075	36,173,373
Refundable deposits	158,604	186,508
Note receivable, less current portion	338,476	424,536
Claims receivable	1,729,676	2,463,880

Total assets	$113,130,665	$101,752,276

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$18,728,537	$15,288,168
Accrued liabilities	6,727,475	6,907,633
Notes payable	5,051,256	4,216,498
Obligations under capital leases	—	102,100
Income tax payable	829,935	1,770,786
Billings in excess of costs and estimated earnings on uncompleted contracts	17,241,132	11,248,107

Total current liabilities	48,578,335	39,533,292

Notes payable, less current portion	9,955,390	12,269,017
Deferred tax liability	2,610,836	2,610,836

Total liabilities	61,144,561	54,413,145

Commitments and contingencies

Minority interest in consolidated subsidiary	12,285,649	12,812,403

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,180,654 and 5,148,404 issued and outstanding	5,180	5,148
Additional paid-in capital	20,828,846	20,322,115
Capital adjustments	(799,147)	(799,147)
Retained earnings	19,665,576	14,998,612

Total stockholders’ equity	39,700,455	34,526,728

Total liabilities and stockholders’ equity	$113,130,665	$101,752,276